787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111
June 25, 2007
DWS RREEF World Real Estate & Tactical Strategies Fund, Inc.
345 Park Avenue
New York, New York 10054
Ladies and Gentlemen:
We have acted as counsel to DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (the “Fund”), a corporation organized under the laws of the State of Maryland, in connection with the preparation of a Registration Statement on Form N-2 (as amended, the “Registration Statement”) relating to the offer and sale of shares (the “Shares”) of the common stock of the Fund, par value $.01 per share.
We have examined copies of the Articles of Incorporation, as amended and restated, and Bylaws of the Fund, the Registration Statement, a certificate of the Company regarding certain matters in connection with this opinion (the “Certificate”), all resolutions adopted by the Fund’s Board of Directors (the “Board”), all resolutions (in draft form) proposed to be adopted by the Valuation Committee of the Board and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.
In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, appended to this letter. We have also assumed that prior to the issuance of the Shares, the Board of Directors of the Fund, or a duly authorized committee thereof, will determine the number of Shares to be issued (not to exceed 50,000,000) and the price at which the Shares will be offered pursuant to the Registration Statement (the “Pricing Resolution”).
Based on and subject to the foregoing, we are of the opinion that: (1) the Fund is a corporation duly incorporated and validly existing under the laws of the State of Maryland; and (2) the issuance of Shares has been duly and validly authorized by all necessary corporate action on the part of the Fund and, when issued and sold in the manner contemplated by the Registration Statement and in the
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DWS RREEF World Real Estate & Tactical Strategies Fund, Inc.
June 25, 2007

amount and for the price set forth in the Pricing Resolution, such Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP